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                                                            Exhibit 99.11


                       CONSENT OF INDEPENDENT ACCOUNTANTS



  We consent to the inclusion in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 33-65263) of our report dated February 6, 1996, on our audits of the financial statements of New England Variable Life Separate Account of New England Variable Life Insurance Company as of December 31, 1995, and for each of the periods indicated therein. We also consent to the inclusion of our report dated March 8, 1996, on our audits of the financial statements of New England Variable Life Insurance Company as of December 31, 1995 and 1994, and for the two years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts" in this Pre-Effective Amendment.



                                       Coopers & Lybrand L.L.P.



Boston, Massachusetts
June 7, 1996